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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

[_] Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.         Filed pursuant to Section 16(a) of the Securities
    Form 4 or Form 5          Exchange Act of 1934, Section 17(a) of the
    obligations may          Public Utility Holding Company Act of 1935 or
    continue. See          Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).


(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Kirk,                       Randal                            J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                    The Governor Tyler, 1902 Downey Street
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                                   (Street)

       Radford,                       VA                              24141
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Novitron International, Inc. (NOVI)
                                             -----------------------------------

3.  I.R.S. or Social Security Identification Number of Reporting Person
    (voluntary)

4.  Statement for Month/Year September 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [_] Director    [_] Officer             [X] 10% Owner    [_] Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person
    [_] Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Trans-     3. Trans-         4. Securities Acquired (A)    5. Amount of         6. Owner-     7. Nature
   Security              action        action             or Disposed of (D)           Securities           ship          of In-
   (Instr. 3)            Date          Code              (Instr. 3, 4 and 5)           Beneficially         Form:         direct
                         (Month/       (Instr. 8)                                      Owned at             Direct        Bene-
                         Day/       ----------------------------------------------     End of               (D) or        ficial
                         Year)                                                         Month                Indirect      Owner-
                                    Code     V       Amount    (A) or   Price         (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share       9/6/01      P              13,300     A       $5.99
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share      9/17/01      P               1,000     A       $5.95
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share      9/18/01      P               1,000     A       $5.95
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share      9/24/01      P               1,300     A       $6.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share      9/26/01      P               1,100     A       $6.08          339,269                D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        56,230(1)             I        By Kirkfield
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        99,801(1)             I        By RJK
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         9,283(1)             I        By Zhong Mei
------------------------------------------------------------------------------------------------------------------------------------

   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
   *If the form is filed by more than one reporting person, see instruction 4(b)(v).

FORM 4 (continued)   Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
         None
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
-----------------------------------------------------------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount of     8. Price of    9. Number of      10. Ownership     11. Nature
   cisable and         Underlying Securities      Deriv-         Derivative         Form of           of Indirect
   Expiration          (Instr. 3 and 4)           ative          Securities         Derivative        Beneficial
   Date                                           Security       Beneficially       Security          Ownership
   (Month/Day/                                    (Instr. 5)     Owned at End       Direct            (Instr. 4)
   Year)                                                         of Month           (D) or
                                                                 (Instr. 4)         Indirect
 --------------------------------------------                                       (I)
 Date     Expira-              Amount or                                            (Instr.4)
 Exer-    tion         Title   Number of
 cisable  Date                 Shares

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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

  Explanation of Responses:
  (1) Randal J. Kirk controls each of Kirkfield, L.L.C. ("Kirkfield"), RJK, L.L.C. ("RJK") and Zhong Mei, L.L.C. ("Zhong Mei"), Kirkfield, RJK and Zhong Mei directly beneficially own an aggregate of 165,314 shares, which shares may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by Mr. Kirk.



                             /s/ Randal J. Kirk                October 2, 2001
                             --------------------------------  -----------------

                             **Signature of Reporting Person         Date

__
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7-96)